Exhibit 99.1

TICC Announces Results of Operations for the Quarter Ended March 31, 2013 and

Announces Quarterly Distribution of $0.29 per Share

GREENWICH, CT – 05/07/2013 – TICC Capital Corp. (NasdaqGS: TICC) announced today its financial results for the quarter ended March 31, 2013, and a distribution of $0.29 per share for the second quarter of 2013.

HIGHLIGHTS

•	For the quarter ended March 31, 2013, we recorded net investment income of approximately $10.7 million, or approximately $0.23 per share. Excluding the impact of a capital gains incentive fee accrual increase of approximately $215,000, our core net investment income(1) was approximately $10.9 million, or approximately $0.24 per share. In the first quarter, we also recorded net realized capital gains of approximately $6.6 million and net unrealized appreciation of approximately $3.6 million (which includes the reversal of net unrealized appreciation associated with the first quarter realization events). In total, we had a net increase in net assets resulting from operations of approximately $20.8 million or approximately $0.46 per share for the first quarter.

o	Total investment income for the first quarter of 2013 amounted to approximately $21.7 million which represents an increase of approximately $1.4 million over the fourth quarter of 2012.

•	For the quarter ending March 31, 2013, TICC recorded earned income from our investment portfolio as follows:

•	approximately $8.8 million from our CLO equity investments,

•	approximately $1.2 million from our CLO debt investments, and

•	approximately $11.0 million from our syndicated and bilateral investments.

o	As of the end of the first quarter of 2013 there were two loans on non-accrual status with an aggregate par amount of approximately $24.7 million and a fair value of approximately $8.1 million.

•	Of those amounts, $17.8 million and $6.1 million respectively (72% and 76%), resulted from the investment in a senior secured loan (executed in two purchases at a weighted average price of 32% of par) during the quarter ending March 31, 2013, which was expected to be non-accruing at the time of purchase. While we do not generally focus on distressed debt investments, we have been and remain open to those opportunities where the potential for highly attractive risk-adjusted returns exists.

o	Our weighted average credit rating on a fair value basis was 2.1 at the end of the first quarter of 2013 (compared to 2.1 at the end of the fourth quarter of 2012).

•	Our operating expenses before the capital gains incentive fee for the quarter ended March 31, 2013 were approximately $10.9 million, up from the fourth quarter of 2012 by approximately $0.8 million due largely to increased professional fees, as well as higher investment advisory fees.

•	The capital gains incentive fee was approximately $215,000 for the quarter ended March 31, 2013. The capital gains incentive fee, as reported under generally accepted accounting principles, is calculated on the basis of net realized and unrealized gains and losses at the end of each period. The capital gains incentive fee related to the hypothetical liquidation of the portfolio (and assuming no other changes in realized or unrealized gains and losses) would only become payable to our investment adviser in the event of a complete liquidation of our portfolio as of period end.

The amount of the capital gains incentive fee, if any, which will actually be payable is determined in accordance with the terms of the Investment Advisory Agreement (the “Agreement”) and is calculated as of the end of each calendar year (or upon termination of the Agreement). The terms of the Agreement state that the capital gains incentive fee calculation is based on net realized gains, if any, offset by gross unrealized depreciation for the calendar year. No effect is given to gross unrealized appreciation in this calculation.

•	Our Board of Directors has declared a distribution of $0.29 per share for the second quarter of 2013.

o	Payable Date: June 28, 2013

o	Record Date: June 14, 2013

•	During the first quarter of 2013, we made approximately $216.5 million in additional investments. For the same period, we received proceeds of approximately $64.8 million from repayments, sales and amortization payments on our debt investments.

•	At March 31, 2013, the weighted average yield of our debt investments was approximately 9.2%, compared with 9.4% at December 31, 2012.

•	At March 31, 2013, net asset value per share was $10.02 compared with the net asset value per share at December 31, 2012 of $9.90.

•	On February 25, 2013, we completed the sale of $60 million of incremental senior debt in connection with the collateralized loan obligation transaction that originally closed on August 23, 2012. The issuance of additional notes was proportional across all existing classes of notes originally issued.

•	During the quarter ending March 31, 2013, we issued approximately 11.1 million shares of common stock and received net proceeds of approximately $110.4 million in two follow-on equity raises and in connection with an “at-the-market” share issuance plan.

(1) Supplemental Information Regarding Core Net Investment Income

On a supplemental basis, we provide information relating to core net investment income which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Core net investment income represents net investment income excluding our capital gains incentive fee. As the capital gains incentive fee, for generally accepted accounting purposes, is based on the hypothetical liquidation of the entire portfolio (and as any capital gains incentive fee may be non-recurring), we believe that core net investment income is a useful indicator of operations exclusive of any capital gains incentive fee. We note that such amount is excluded from the core net investment income amount presented below.

The following table provides a reconciliation of net investment income to core net investment income for the three months ended March 31, 2013:

	Three Months Ended March 31, 2013
	Amount	Per Share Amounts
Net investment income	$10,651,203	$0.234
Capital gains incentive fee	215,354	0.005

Core net investment income	$10,866,557	$0.239

We will host a conference call to discuss our first quarter end results today, Tuesday, May 7, 2013 at 10:00 AM ET. Please call 888-317-6016 to participate. A replay of the conference call will be available for approximately 30 days. The replay number is 877-344-7529, and the replay passcode is 10028511.

The following financial statements are unaudited and without footnotes. Readers who would like additional information should obtain our Form 10-K for the period ended December 31, 2012, and subsequent reports on Form 10-Q as they are filed.

TICC CAPITAL CORP.

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES (UNAUDITED)

	March 31, 2013	December 31, 2012

ASSETS

Non-affiliated/non-control investments (cost: $794,079,898 @ 3/31/13; $634,081,527 @ 12/31/12)	$814,728,848	$651,099,873
Control investments (cost: $16,972,115 @ 3/31/13; $17,256,179 @ 12/31/12)	16,150,000	16,450,000
Total investments at fair value	830,878,848	667,549,873
Cash and cash equivalents	60,181,095	51,392,949
Restricted cash	27,174,623	21,240,508
Deferred debt issuance costs	8,414,550	8,154,925
Interest and distributions receivable	7,111,444	5,986,122
Securities sold not settled	19,023,321	1,516,875
Other assets	411,392	181,788
Total assets	$953,195,273	$756,023,040

LIABILITIES

Accrued interest payable	$5,399,571	$4,234,376
Investment advisory fee payable to affiliate	5,349,781	4,930,908
Accrued capital gains incentive fee to affiliate	5,280,589	6,617,810
Securities purchased not settled	19,692,003	-
Accrued expenses	923,264	302,971
Notes payable - TICC CLO LLC, net of discount	99,921,710	99,882,627
Notes payable - TICC CLO 2012-1 LLC, net of discount	175,193,094	115,451,819
Convertible senior notes payable	115,000,000	115,000,000
Total liabilities	426,760,012	346,420,511

NET ASSETS
Common stock, $0.01 par value, 100,000,000 shares authorized, and 52,541,808 and
41,371,286 issued and outstanding, respectively	525,418	413,713
Capital in excess of par value	562,249,421	451,157,297
Net unrealized appreciation on investments	19,826,835	16,212,167
Accumulated net realized losses on investments	(47,330,329)	(53,906,504)
Distributions in excess of investment income	(8,836,084)	(4,274,144)
Total net assets	526,435,261	409,602,529
Total liabilities and net assets	$953,195,273	$756,023,040

Net asset value per common share	$10.02	$9.90

TICC CAPITAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended March 31, 2013	Three Months Ended March 31, 2012

INVESTMENT INCOME
From non-affiliated/non-control investments:
Interest income - debt investments	$11,903,677	$8,710,252
Distributions from securitization vehicles and equity investments	8,753,204	5,549,647
Commitment, amendment fee income and other income	714,516	107,355
Total investment income from non-affiliated/non-control investments	21,371,397	14,367,254
From control investments:
Interest income - debt investments	360,062	380,351
Total investment income from control investments	360,062	380,351
Total investment income	21,731,459	14,747,605
EXPENSES
Compensation expense	311,065	270,334
Investment advisory fees	4,097,471	2,143,357
Professional fees	637,188	790,827
Interest expense and other debt financing expenses	4,278,827	836,777
General and administrative	288,041	292,797
Total expenses before incentive fees	9,612,592	4,334,092
Net investment income incentive fees	1,252,310	1,193,330
Capital gains incentive fees	215,354	1,065,663
Total incentive fees	1,467,664	2,258,993
Total expenses	11,080,256	6,593,085
Net investment income	10,651,203	8,154,520
Net change in unrealized appreciation on investments	3,614,668	8,635,067
Net realized gains on investments	6,576,175	293,781
Net increase in net assets resulting from operations	$20,842,046	$17,083,368

Net increase in net assets resulting from net investment income per common share:
Basic	$0.23	$0.24
Diluted	$0.22	$0.24
Net increase in net assets resulting from operations per
common share:
Basic	$0.46	$0.51
Diluted	$0.41	$0.51
Weighted average shares of common stock outstanding:
Basic	45,565,784	33,410,298
Diluted	55,598,936	33,410,298

TICC CAPITAL CORP.

FINANCIAL HIGHLIGHTS (UNAUDITED)

	Three Months Ended March 31, 2013 (unaudited)	Three Months Ended March 31, 2012 (unaudited)

Per Share Data
Net asset value at beginning of period	$9.90	$9.30

Net investment income(1)	0.23	0.24
Net realized and unrealized capital gains	0.23	0.27

Total from net investment operations	0.46	0.51

Distributions per share from net investment income	(0.29)	(0.27)

Distributions based on weighted average share impact	(0.05)	(0.04)

Total distributions(2)	(0.34)	(0.31)

Effect of shares issued, net of offering expenses	0.00	-

Net asset value at end of period	$10.02	$9.50

Per share market value at beginning of period	$10.12	$8.65
Per share market value at end of period	$9.95	$9.74
Total return(3)	1.19%	15.72%
Shares outstanding at end of period	52,541,808	37,754,774
Ratios/Supplemental Data
Net assets at end of period (000’s)	526,465	358,515
Average net assets (000’s)	453,330	316,154
Ratio of expenses to average net assets:
Expenses before incentive fees(4)	8.48%	5.48%
Net investment income incentive fees(4)	1.11%	1.51%
Capital gains incentive fees(4)	0.19%	1.35%

Total ratio of expenses to average net assets(4)	9.78%	8.34%

Ratio of expenses, excluding interest expense, to average net assets(4)	6.00%	7.28%

Ratio of net investment income to average net assets(4)	9.40%	10.32%

(1)	Represents per share net investment income for the period, based upon average shares outstanding.
(2)	Management monitors available taxable earnings, including net investment income and realized capital gains, to determine if a tax return of capital may occur for the year. To the extent the Company’s taxable earnings fall below the total amount of the Company’s distributions for that fiscal year, a portion of those distributions may be deemed a tax return of capital to the Company’s stockholders. The tax character of distributions will be determined at the end of the fiscal year.
(3)	Total return equals the increase or decrease of ending market value over beginning market value, plus distributions, divided by the beginning market value, assuming dividend reinvestment prices obtained under the Company’s dividend reinvestment plan. Total return is not annualized.
(4)	Annualized.

About TICC Capital Corp.

   TICC Capital Corp. is a publicly-traded business development company principally engaged in providing capital to established businesses, investing in syndicated bank loans and purchasing debt and equity tranches of collateralized loan obligations. Companies interested in learning more about financing opportunities should contact Debdeep Maji at (203) 983-5285.

Forward-Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.